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                                                                    Exhibit 99.1


FOR RELEASE: Immediately


Contact:
Richard K. Arter                Investor Relations                 941-362-1200


          SUN HYDRAULICS EXPECTS CARLSON TO BE APPOINTED PRESIDENT, CEO
                     NIXON EXPECTED TO BE APPOINTED CHAIRMAN


SARASOTA, FLA, April 28, 2000 - Sun Hydraulics Corporation announced today it anticipates the Board of Directors, at its May 12th meeting, will elect Clyde Nixon and Allen Carlson to new executive positions. It is also expected that Bob Koski, co-founder and current Chairman of the Board of Sun Hydraulics, will be named Chairman Emeritus and nominated for reelection to the Company's Board.

It is expected that the Board of Directors will elect Clyde Nixon to the position of Chairman of the Board. Nixon, 64 years old and a Director of the Company, has been president and CEO of Sun since 1988. Recently, Nixon completed a term as Chairman of the Board of the National Fluid Power Association, the fluid power industry's trade association in the United States.

It is further anticipated that the Company's Board of Directors will elect Allen Carlson, 49 years old, president and CEO at the May 12th Board meeting. Carlson, who is also nominated to become a Director of the Company, joined Sun in 1996 and was appointed Vice-President in 1999. Prior to joining Sun, Carlson served in various engineering, marketing and management positions in the hydraulics industry since 1972.

"At different points in a company's evolution, different skills are required to continue to grow," said Bob Koski. "When Clyde joined Sun in 1988, I felt the Company needed someone with experience that neither I nor anyone else in the Company had at that time. After sharing the office with me for about a year, Clyde was officially named President. Sun continued to grow and prosper.

"Allen brings new skills and experience that will help Sun continue to grow," Koski continued. "Clyde has informally been sharing his office and duties with Allen for the past year. During that time, I have been sharing my duties as Chairman with Clyde. We are required to make formal announcements, using formal titles, about changes like these, but I doubt anyone will notice anything different at Sun," Koski concluded.

The Company's annual meeting of shareholders is scheduled for Saturday, May 13, 2000. In addition to the nomination of Messrs. Carlson and Koski as directors, John Kahler has been nominated for re-election and Christine L. Koski, daughter of Bob Koski, has been nominated to fill a new position on the Company's expanded eight person Board.

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Inchon, Korea, is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds for worldwide mobile and industrial markets.